STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (“Agreement”) is made and entered into in duplicate as of this 29th day of September, 2006, by and among Vitasti, Inc., a Delaware corporation (the “Company”), and Luo Yizi (the “Buyer”).

RECITALS

A. The Company is a corporation duly organized, validly existing and in good standing pursuant to the laws of the State of Delaware.

B. The Buyer desires to invest the principal amount of Six Hundred Thousand Dollars ($600,000) with and in the Company and receive, in exchange therefor, as partial consideration for that investment, (i) ten million (10,000,000) shares of the Company’s $.001 par value preferred stock (the “Preferred Shares”) and (ii) two million (2,000,000) shares of the Company’s $.001 par value common stock. Those shares of that common stock and the Preferred Shares shall be referred to in this Agreement as the “Acquired Shares”. All dollar amounts specified in this Agreement shall be, and are, in United States Dollars.

C. The Company has an interest in that certain wind project located in China, known and commonly referred to as 49 Megawatt Zhanjiang wind farm (the “Project”).

D. As additional consideration for the investment of the Buyer with and in the Company, the Buyer desires to receive from the Company, and the Company desires to grant to the Buyer, an interest in the Project equal to twenty percent (20%) of the Company’s right, title, and interest in and to the Project, on the terms and subject to all of the conditions specified in this Agreement.

E. The Buyer desires to convert the Preferred Shares, on a one share for one share basis, to shares of the Company’s $.001 par value common stock on that date which is exactly one year after the date of the Closing Date (as that term is defined by the provisions of Section 3 of this Agreement (the “Anniversary Date”)).

F. The Company desires that the Buyer so convert the Preferred Shares, on such a basis, on the Anniversary Date, on the terms and subject to all of the conditions specified in this Agreement.

G. The Company desires to sell and issue to the Buyer the Acquired Shares, and Buyer desires to purchase from the Company the Acquired Shares, on the terms and subject to all of the conditions specified in this Agreement.

NOW, THEREFORE, IN CONSIDERATION OF THE FOREGOING RECITALS, PREMISES, MUTUAL PROMISES, AGREEMENTS, REPRESENTATIONS AND WARRANTIES HEREIN SPECIFIED, FOR GOOD AND VALUABLE CONSIDERATION, THE RECEIPT AND SUFFICIENCY OF WHICH ARE HEREBY ACKNOWLEDGED, WITH THE INTENT TO BE OBLIGATED LEGALLY AND EQUITABLY, THE PARTIES AGREE WITH EACH OTHER AS FOLLOWS:

1. Incorporation of Recitals. The recitals of this Agreement, as specified above, by this reference, are made a part of this Agreement proper, as specified completely and specifically at length in this Agreement proper.

2. Subject Matter of and Consideration for Issue and Sale of Acquired Shares.

2.1 Issue and Sale of the Acquired Shares. On the Closing Date, the Company shall issue, sell, assign, transfer, convey, set over, and deliver to the Buyer, and the Buyer shall purchase from the Company, all of the Acquired Shares, by delivering or causing to be delivered to the Buyer at the Closing certificates evidencing and representing the Acquired Shares.

2.2 Assignment by the Company of Buyer’s Project Interest. On the Closing Date, the Company shall sell, assign, transfer, convey, deliver, and set over to the Buyer twenty percent (20%) of all right, title, and interest of the Company in and to the Project; all such right, title, and interest to be held and enjoyed by the Buyer for the Buyer’s own use and behoof as fully, completely, and entirely as the same would have been held and enjoyed by the Company if this assignment had not occurred (the “Buyer’s Project Interest”).

2.3 Consideration for the Acquired Shares. On the Closing Date, the Buyer shall pay or cause to be paid to the Company at the Closing the principal amount of Six Hundred Thousand Dollars ($600,000.00).

3. Closing and Closing Date. The closing (the “Closing”) of the transaction contemplated by the provisions of this Agreement shall occur at the City of Xiaotang, Guangdong, China, at 1:05 p.m. n October 9, 2006 (the “Closing Date”), or at such other date, time and place as may be hereafter agreed upon in writing by the Company and the Buyer.

4. Representations, Warranties and Covenants of the Buyer. The Buyer represents, warrants, and covenants the following, the truth and accuracy of each of which shall constitute a condition precedent to the obligations of the Company pursuant to the provisions of this Agreement:

4.1 The Buyer’s Independent Investigation. The Buyer has relied solely upon such independent investigations made by the Buyer or by the Buyer’s representatives in making his decision to purchase the Acquired Shares and acquire the Buyer’s Project Interest.

4.2 No Determination of Value or Fairness. The Buyer is aware that no agency has approved or made any finding or determination regarding the value or fairness of the purchase of the Acquired Shares or acquisition of the Buyer’s Project Interest or any recommendation or endorsement of the Acquired Shares or acquisition of the Buyer’s Project Interest.

4.3 The Buyer’s Knowledge and Experience. The Buyer has the requisite knowledge and experience to evaluate the relative business aspects and risks, or the Buyer has relied upon the advice of experienced advisors with regard to such aspects and risks, and other considerations involved in purchasing the Acquired Shares and acquiring the Buyer’s Project Interest.

4.4 The Buyer’s Due Diligence. The Buyer and the Buyer’s counsel or advisors (collectively, “representatives”) have conducted or have had the opportunity to conduct such due diligence as the Buyer has, or they, as the case may be, have, deemed necessary to complete the Buyer’s evaluation of a purchase of the Acquired Shares and acquisition of the Buyer’s Project Interest.

4.5 Buyer’s Discussion with Management. The Buyer and the Buyer’s representatives have had the opportunity to discuss all material aspects regarding a purchase of the Acquired Shares and acquisition of the Buyer’s Project Interest with management of the Company or with its authorized agents, and any and all questions asked have been answered to the full satisfaction of the Buyer and the Buyer’s representatives.

4.6 Buyer’s Reasonable Expectation of Profit. The Buyer is purchasing the Acquired Shares and acquiring the Buyer’s Project Interest with a reasonable expectation of an economic profit from such purchase.

4.7 No Registration Rights. The Buyer is aware that the Buyer has no right to require that the Acquired Shares be registered pursuant to the provisions of the Securities Act of 1933, as amended (the “Act”). The Buyer is aware that the Company had no obligation to assist the Buyer in obtaining any exemption from any registration requirements imposed by applicable law, or registering or qualifying the Acquired Shares in any jurisdiction. The Buyer is aware that the Buyer shall be responsible for compliance with all conditions on transfer imposed by the Securities and Exchange Commission or a securities administrator or similar person of any state, province, or similar jurisdiction.

4.8 Acknowledgement of Restriction regarding Transferability. The Buyer is aware that there are substantial restrictions on the transferability of the Acquired Shares. As the Acquired Shares have not been registered pursuant to the provisions of the Act, because of the exemption specified by the provision of Regulation S, the Acquired Shares are “restricted securities” and cannot be transferred, assigned, sold, or otherwise conveyed in the United States of America for a period of one year following the date of issuance of the Acquired Shares. In that regard, the Buyer shall not sell, transfer, assign, pledge, hypothecate or otherwise dispose of any of the Acquired Shares in any manner which would violate the provisions of Regulation S or eliminate the availability to the Company of the exemption from the registration and prospectus delivery requirements of the Act, which exemption is specified by the provisions of Regulation S. The Buyer is aware that the Buyer shall be responsible for compliance with all conditions on transfer imposed by the provisions of Regulation S and for any expenses incurred by the Company for legal and accounting services in connection with reviewing such a proposed transfer and issuing opinions in connection therewith.

4.9 Buyer’s Net Worth. The Buyer has adequate net worth and means of providing for the Buyer’s current needs and contingencies to sustain a complete loss of the Buyer’s investment in the Company at the time of investment, and the Buyer has no need for liquidity in connection with the Acquired Shares or the Buyer’s Project Interest. The Buyer currently can afford a complete loss of the amount that the Buyer will pay for the Acquired Shares and the Buyer’s Project Interest.

4.10 No Public Market for the Preferred Shares. The Buyer is aware that there is no public market for the Preferred Shares, that it is not probable that any such market will develop, and that it may not be possible for the Buyer to sell or otherwise dispose of the Preferred Shares readily.

4.11 Indemnification by the Buyer. The Buyer shall indemnify and hold harmless the Company, and respective officers, directors, affiliates, accountants, attorneys, agents, and other representatives from and against all damages, losses, costs and expenses (including reasonable attorneys’ fees) which they may incur by reason of any breach of any representation, warranty, covenant, or agreement made by you in this Agreement in connection with the purchase of the Acquired Shares and the acquisition of the Buyer’s Project Interest.

4.12 The Buyer’s Status as a Non-U.S. Person. The Buyer is not a “U.S. person”, as defined below. A “non-U.S. person” is any person that is not a “U.S. Person”. A “U.S. Person” is: (i) any natural person resident in the United States of America; (ii) any partnership or corporation organized or incorporated pursuant to the laws of the United States of America; (iii) any estate of which any executor or administrator is a U.S. person; (iv) any trust of which any trustee is a U.S. person; (v) any agency or branch of a foreign entity located in the United States of America; (vi) any non-discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a U.S. person; (vii) any discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated, or (if an individual) resident in the United States of America; and (viii) any partnership or corporation if: (a) organized or incorporated pursuant to the laws of any foreign jurisdiction; and (b) formed by a U.S. person principally for the purpose of investing in securities not registered pursuant to the Act, unless it is organized or incorporated, and owned, by “accredited investors” (as defined in Rule 501(a) of Regulation D promulgated pursuant to the Act) who are not natural persons, estates or trusts.

5. Representations, Warranties and Covenants of the Company. The Company represents, warrants, and covenants the following, the truth and accuracy of which shall constitute a condition precedent to the obligations of the Buyer pursuant to the provisions of this Agreement:

5.1 Conversion of the Preferred Shares. At such time as the Buyer converts the Preferred Shares, on or after the Anniversary Date, the Company shall deliver or cause to be delivered to the Buyer certificates signed by the President and Secretary of the Company and dated as of the date of such conversion evidencing and representing the number of shares of the Company’s $.001 par value common stock so converted, to a maximum of ten million (10,000,000) shares of that common stock.

6. Obligations at Closing.

6.1 Obligations of the Company. On the Closing Date the Company shall deliver or cause to be delivered to the Buyer certificates signed by the President and Secretary of the Company and dated as of the Closing Date evidencing and representing the Acquired Shares.

6.2 Obligations of Buyer. On the Closing Date Buyer shall deliver or cause to be delivered to the Company the principal amount of Six Hundred Thousand Dollars ($600,000.00).

7. Further Assurances. Each party shall take any and all action necessary, appropriate or advisable to execute and discharge such party’s responsibilities and obligations created by the provisions of this Agreement and carrying out the intents and purposes of and consummating and closing the transaction contemplated by the provisions of this Agreement.

8. Expenses. Each party shall pay any and all costs and expenses incurred or to be incurred by such party in negotiating and preparing this Agreement and effectuating the intents and purposes of and consummating and closing the transaction contemplated by the provisions of this Agreement.

9. Assignment. No party shall have the right, without the consent of the other party, to assign, transfer, sell, pledge, hypothecate, delegate, or otherwise transfer, whether voluntarily, involuntarily or by operation of law, any of such party’s rights or obligations created by the provisions of this Agreement, nor shall the parties’ rights be subject to encumbrance or the claim of creditors. Any such purported assignment, transfer, or delegation shall be null and void.

10. Successors and Assigns. This Agreement and each of its provisions shall obligate the heirs, executors, administrators, successors, and assigns of each of the parties. Nothing specified in this article, however, shall be a consent to the assignment or delegation by any party of such party’s respective rights and obligations created by the provisions of this Agreement.

11. Execution in Counterparts. This Agreement may be prepared in multiple copies and forwarded to each of the parties for execution. This Agreement shall become effective when the Company receives a copy or copies of this Agreement executed by the parties in the names as those names appear at the end of this Agreement. All of the signatures of the parties may be affixed to one copy or to separate copies of this Agreement and when all such copies are received and signed by all the parties, those copies shall constitute one agreement which is not otherwise separable or divisible.

12. Captions and Interpretations. Captions of the sections and paragraphs of this Agreement are for convenience and reference only, and the works specified therein shall in no way be held to explain, modify, amplify or aid in the interpretation, construction, or meaning of the provisions of this Agreement. The language in all parts to this Agreement, in all cases, shall be construed in accordance with the fair meaning of that language as if prepared by all parties and not strictly for or against any party. Each party and counsel for such party have reviewed this Agreement. The rule of construction, which requires a court to resolve any ambiguities against the drafting party, shall not apply in interpreting the provisions of this Agreement.

13. Choice of Law. All questions concerning the validity, interpretation, or performance of any of the terms, conditions and provisions of this Agreement or any of the rights or obligations of the parties shall be governed by, and resolved in accordance with, the laws of the State of Delaware, without regard to conflicts of law principles.

14. Severability. In the event any part of this Agreement, for any reason, is determined by a court of competent jurisdiction to be invalid, such determination shall not affect the validity of any remaining portion of this Agreement, which remaining portion shall remain in full force and effect as if this Agreement had been executed with the invalid portion thereof eliminated. It is hereby declared the intention of the parties that they would have executed the remaining portion of this Agreement without including such part, parts, or portion which, for any reason, may be hereafter determined to be invalid.

15. Waiver and Modification. No modification, supplement or amendment of this Agreement or of any covenant, condition, or limitation specified in this Agreement shall be valid unless the same is made in writing and duly executed by both parties. No waiver of any covenant, condition, or limitation specified in this Agreement shall be valid unless the same is made in writing and duly executed by the party making the waiver. No waiver of any provision of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.

16. Governmental Rules and Regulations. The transaction contemplated by the provisions of this Agreement are and shall remain subject to any and all present and future orders, rules and regulations of any duly constituted authority having jurisdiction of that transaction.

17. Number and Gender. Whenever the singular number is used in this Agreement and, when required by the context, the same shall include the plural, and vice versa; the masculine gender shall include the feminine and the neuter genders, and vice versa; and the word “person” shall include individual, company, sole proprietorship, corporation, joint venture, association, joint stock company, fraternal order, cooperative, league, club, society, organization, trust, estate, governmental agency, political subdivision or authority, firm, municipality, congregation, partnership, or other form of entity.

IN WITNESS WHEREOF the parties have executed this Stock Purchase Agreement in duplicate and in multiple counterparts, each of which shall have the force and effect of an original, effective as of the date specified in the preamble of this Agreement.

Vitasti, Inc.,
a Delaware corporation

By:  ______________________________ By: ______________________________
Luo Yizi
Its:  Director
Shannon de Delley